Exhibit 99.3
On August 8, 2006, OSI Pharmaceuticals, Inc. (the “Company”) held a webcast conference call regarding its financial results for the quarter ended June 30, 2006 as well as an update on the Company’s business. The following represents a textual representation of certain portions of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Ph.D., Chief Executive Officer of the Company and Michael G. Atieh, Executive Vice President and Chief Financial Officer of the Company.
OPERATOR
[Operator’s Introduction]
DR. COLIN GODDARD
[Dr. Colin Goddard’s Introduction]
MICHAEL ATIEH
    Thank you, Colin, and good morning, everyone.
Before I begin, I would like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory developments on the call today. These statements cover many events that are outside of OSI’s control and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statement. I refer you to our SEC filings for a detailed description of the risk factors affecting our business and these forward-looking statements.
[Michael Atieh discusses quarterly information]
DR. COLIN GODDARD
    Thanks, Mike.
I’d like to start my commentary with Tarceva, which, as Mike mentioned earlier, had a very solid 2Q U.S. sales number of 103 million and also enjoyed good growth in ex-U.S. sales with Roche reporting 54 million.
I’d like to give some perspective around our second-quarter performance, reflect on a very positive ASCO 2006 for Tarceva, update key ex-U.S. activities and provide some commentary on market trends. We will also provide you with an update of OSI perspective for 2006 Tarceva sales.
U.S. sales of 103 million represents an increase of 11% on a sequential basis from the first quarter and reflect the solid quarter-on-quarter growth rate uninfluenced by factors such as inventory levels, which were well within our normal range for this quarter and were not a factor in the reported sales growth. As we’ve described previously, we utilized a number of tools, including a variety of market research inputs, IMS data, actual sales data, and feedback from the field in order to form a comprehensive assessment of Tarceva sales trajectory.
From our perspective, we believe that Tarceva sales in the US will exhibit steady growth driven by increases in share in both non-small cell lung cancer and pancreatic cancer. We also anticipate ongoing progress in our ability to penetrate key patient segments such as the performance status one patients in the second line non-small cell lung cancer market. Treating these relatively healthier patients is expected to increase the average duration of therapy for patients receiving Tarceva. We expect to see this continue to be reflected in increasing prescription refill rates.

We are also encouraged by recent market research trends with respect to treating physician attitudes towards the use of Tarceva. It appears that physicians have an increasing comfort level in prescribing Tarceva with a record number of doctors reporting having used the drug in the last three months. Tarceva also continues to make inroads in pancreatic cancer with overall marketshare increasing along with duration of therapy.
With respect to ex-U.S. sales, our partner, Roche, recorded Tarceva ex-U.S. sales of 54 million in Q2, an increase of 36% over the prior quarter. This strong growth comes primarily from the major EU markets and we anticipate that this growth is going to continue to expand with major markets such as Italy, where reimbursement discussions continue coming online. Tarceva now has regulatory approval in over 50 countries.
On the regulatory front, we continue to anticipate that our Japanese partner Chugai will receive approval for Tarceva in 2007. However, we were disappointed that the pancreatic cancer filing within the EU received a negative European Commission for Medicinal Products for Human Use. That’s the CHMP opinion on July 28. Roche is evaluating all of its options in this situation, including a request for reexamination of the decision.
While disappointed in the outcome, we remain confident in the clinical profile and the patient benefits of the Tarceva and Gemcitabine combination therapy in this setting. Indeed, the recent announcement by Genentech of the early termination of their Phase III clinical trial of Avastin plus Gemcitabine, versus Gemcitabine alone, is an added reminder of how important even relatively modest treatment advances are in the management of this deadly disease.
This quarter also saw a very successful ASCO meeting, from a Tarceva perspective, with the Avastin/Tarceva lung data and the competitive developments providing the positives from a Tarceva perspective. The initial results of the randomized Phase II study in the second-line non-small cell lung cancer patient comparing chemotherapy to Avastin chemotherapy and to Avastin/Tarceva represent an important milestone in an ongoing paradigm shift towards more target therapy combinations. Although not definitive, we believe these results will help solidify Tarceva in the second-line lung setting and anchor the concept of all-target therapy combinations. The preliminary six-month survival data for the Avastin/Tarceva combination was particularly noteworthy with a six-month survival rate of 78% compared to 72% for Avastin/chemotherapy and 62% for chemotherapy alone. This 78% survival rate is comparable to that historically seen for first-line patients and is achieved with lower serious adverse event and continuation rates than for chemotherapy containing regimens in the study.
Going into ASCO, there was considerable conjecture concerning new agents in development with the potential to advance the care of lung cancer patients but which might also displace Tarceva competitively. However, the results of a series of studies concerning Velcade, Erbitux and Zactima while disappointing from the perspective of the broader clinical community, have cemented the importance of Tarceva in the treatment of non-small cell lung cancer patients.
In pancreatic cancer, ECOG 3602, a Phase III study comparing gemcitabine and oxaliplatin to fixed dose Gemcitabine failed to meet its primary endpoint of a statistically significant increase in survival. This is the only major Phase III study expected to yield any data in 2006 and help solidify Tarceva/Gemcitabine as the emerging standard of care for pancreatic cancer in the U.S.
To summarize, ASCO 2006 provided further credence and support for our current Tarceva strategy, which focuses on moving Tarceva to front-line lung cancer based on six potential avenues for clinical development, including never smokers, patients with BAC carcinoma, patients with EGFR-positive tumors as measured by either IHC or FISH, Tarceva maintenance following front-line chemotherapy, Avastin/Tarceva in Avastin-eligible patients, and Tarceva or Avastin/Tarceva in chemo-ineligible or unwilling patients.
A number of key clinical trials supporting this program are underway and actively recruiting. These include study OSI 774203, our randomized Phase II study in EGFR-positive previously untreated patients with non-small cell lung cancer, which is actively recruiting and is on track. This is a study of Tarceva versus

Tarceva integrated with chemotherapy, and the combination arm will test a novel scheduling alternative for Tarceva with product patent paclitaxil.
Study OSI 774107 is a Phase I study dose escalating in patients with non-small cell lung cancer that are current smokers and is actively recruiting in the U.S. and the EU. The Phase I study will redefine the maximum tolerated dose of Tarceva in patients with non-small cell lung cancer that are current smokers. We have completed the first 300 mg cohort without reaching dose-limiting toxicities and are moving onto the 400 mg level.
The Phase III SATURN/TITAN trial being run by Roche are actively recruiting and on track. SATURN is testing Tarceva as maintenance therapy in patients with lung cancer that do not progress from chemotherapy and TITAN compared Tarceva against chemotherapy in patients that do develop progressive disease after initial chemotherapy.
Finally, we’ve completed the study design and reached agreement with FDA on the RADIANT study. This is the adjuvant trial of Tarceva in patients with lung cancer being run by OSI. The protocol for this trial has been sent to various sites for review by the IRBs and we expect selected sites to open and begin accrual this quarter.
Turning now to Macugen, two principle competitive developments this quarter impacted our thinking on Macugen and the evolving AMD market. They are the results of the Genentech PIER study for Lucentis and the subsequent FDA approval for this non-selective anti-VEGF therapy for AMD. First, the PIER study shows that less-frequent dosing of Lucentis is not as effective as monthly dosing. The PIER data validates both the need for continuous suppression of VEGF and the subsequent injections of anti-VEGF agents do not restore the vision loss when treatment is suspended. This further supports the scientific rationale behind our sequential dosing approach for Macugen and approach it as we popularly refer to as induction maintenance.
At ARVO, we shared two preliminary neovascular AMD studies examining the sequential use of Avastin as a representative non-selective VEGF inhibitor, followed by continuous Macugen therapy. Both studies showed encouraging efficacy results with 35% of patients achieving three-line vision gain and an excellent safety profile. We believe that this approach has the potential to be safer for the patient in the long-term management of the disease and offers further advantages in terms of treatment costs and a reduced dosing frequency. Together with our partners at Pfizer, we’ve moved quickly to initiate a LEVEL study which assesses Macugen in this treatment paradigm. The study is enrolling patients and we expect approximately 100 sites to be up and running by the end of August.
The OSI/Pfizer alliance is committed to investing in the brand in a way that can establish a viable and meaningful role for Pfizer in the wet AMD market and positions the product competitively for expansion in other indications. In this regard, we are encouraged by outstanding preliminary results in a small series of diabetic retinopathy patients with neovascularization and Edema presented by Victor Gonzalez at the Valley Retina Institute at ARVO. This study shows that a marked regression of neovascularization in the first three weeks of treatment was achieved with Macugen. This development, together with promising Phase II efficacy data in CRVO, which we press released in early June, continues to indicate that Macugen as a highly selective anti-VEGF agent may be differentiated from the non-selective VEGF therapies in ischemic diseases of the eye, and we intend to continue to selectively explore investments in the brand to pursue this opportunity.
However, the second key competitive development, the US label for Lucentis, was less favorable to us. While the warnings and precaution section of Lucentis US label specifically acknowledges that there is a theoretical risk of arterial thrombolic events with inhibitors of VEGF and the risk of immunogenicity is covered in the adverse events section, neither of which is specifically covering the Macugen label, there is no doubt that the label was more favorable to the competitive product than we anticipated. As such, while we continue to believe that the sequential use in ischemic disease initiatives can result in a viable and meaningful role for Macugen in the treatment of MD, CRVO and diabetic retinopathy longer-term, we anticipated that the immediate market dynamics for Macugen in the U.S. are not favorable, we expect the a tough third and fourth quarter for the brand. It is now clear that one of the strategic goals of the Eyetech acquisition that of providing positive near-term cash flow to help sustain a broadened R&D effort for 2006 and 2007 is not going to be met. We have, therefore, as previously committed, taken immediate and aggressive steps to reevaluate, together with our partners at Pfizer, our investments in the brand and also to reassess our R&D spend, both elsewhere in the eye disease area and throughout the Company.
In collaboration with our partner Pfizer, we’ve agreed on a plan to wind down the Macugen/PDT Phase III combination study and to reevaluate the design and spend associated with the Phase III DME trial. This will allow us to reallocate resources into areas where we believe we can positively and competitively position Macugen, namely the level study in the U.S. and the focused investment in early studies in the ischemic disease areas, diabetic retinopathy and RVO globally, while still reducing our overall spending levels.
In addition, we’ve chosen to delay the initiation of the next phase of the Macugen microspheres program pending full completion assessment of the existing program. We also now intend to close the Lexington research facility by the end of September — that’s three months earlier than previously communicated — and to suspend plans to invest exploratory eye disease research.
We estimate that the operating expenses of the streamlined eye disease business could be managed to at least breakeven next year with 2007 U.S. sales as low as 100 to 110 million, assuming a modest influx of ex-U.S. royalty and that any potential additional investment in the area is going to be absolutely contingent upon the actual performance of the brand. We are therefore positioned to manage the business appropriately in the near-term while we advance strategies that we believe can effectively position Macugen in a rapidly evolving market.
We’ve also taken steps to further prioritize our R&D spend elsewhere in the business in order to continue to drive towards our goal of achieving profitability in the fourth quarter on an adjusted basis and to turn profitable for the full year 2007.
Moving onto the diabetes area, we continue to seek a strategic partner for our diabetes clinical programs. The continued positive progress of the diabetes clinical programs lead us to conclude that a strategic partner in this area will be key to our ability to fully realize the potential of our diabetes R&D program. We believe we can complete this exercise as soon as year-end.
We have also seen some positive developments for our DP-IV patent estate that comprises our DP-IV inhibitor 9301 and a patent estate covering methods of use — for drugs targeting — DP-IV are focused on monotherapy and in-combination usage with other anti-diabetic agents. We are nonexclusively licensed in this estate to competitors in the field.
The 2004 acquisition of the DP-IV estate from Probiodrug for 35 million plus milestones seems to be on track to realize a very credible return. This quarter, we received a 2 million milestone from Merck on the NDA filing of their combination product, and this brings the total revenues for our patent estate to over 23 million today. Meanwhile, the presentation of strong Phase III clinical trial data for the DP-IV inhibitors Januvia and Galvus at the ADA meeting indicates that there is a good chance that these agents will be approved by year-end and that this class of drugs will be major products in the diabetes market. In fact, using a consensus of sell side analyst estimates of Januvia and Galvus sales potential, we estimate that the eventual NPV of royalties to us from this patent estate could well be in excess of several hundred million dollars.
We also presented our PSN-9301 Phase IIa data at the ADA meeting in June but continue to believe that our prandially dosed candidate is differentiated from the other DP-IV inhibitors in the field and has the potential to be a viable product. We continue to prepare for our Phase IIb program with this agent, although we may consider modifications to our trial design as we go through the partnering process, and this is likely to delay initiation of this program until early 2007.
The other two clinical programs, our glycogen phosphorylase inhibitor PSN-357 in Phase IIa trials and our Glucokinase Activator PSN010 in Phase I trials, continues essentially on track with data for both anticipated in the first half of 2007.
I will now turn the call back to Mike, who will take you through our updated guidance for the fiscal year 2006, after which I will host a Q&A session.

MICHAEL ATIEH
Thank you, Colin.
The updated guidance I will discuss replaces all prior guidance for 2006. I will begin by addressing out current cost structure. Colin has outlined, in broad terms, our efforts to reduce and to reprioritize our research and development spending in light of declining Macugen sales. We believe these efforts will result in R&D expenses for 2006 of less than $190 million, excluding equity-based compensation expense and severance costs related to the closure of the Lexington research facility, a reduction from our previous estimates of $210 million. These reductions represent an ongoing adjustment to our R&D run-rate, which will largely carry forward into 2007.
We’re also making significant expense reductions with respect to SG&A. We expect SG&A expenses for 2006 to be less than 135 million, a reduction from our previous guidance of $155 million. Again, our expense guidance excludes equity-based compensation, severance costs related to the Eyetech integration, and costs related to facility closures.
Turning to revenues, we remain confident in the current trajectory of U.S. and international sales of Tarceva. We have previously provided guidance on U.S. Tarceva sales to be in excess of $400 million in 2006. Based on sales in the first six months and the current trajectory, we are raising this guidance to between $410 to $420 million. Please note that this reflects our view and not necessarily that of our collaborator, Genentech.
We expect that the conversion factor for 2006 will still average 37% despite the conversion factor averaging 38% for the first half. We believe that the second-half marketing spend for Tarceva is likely to be in excess of first-half spend.
With respect to international sales of Tarceva, we still believe they’re on track to exceed $200 million in 2006. Again, this reflects our view and not necessarily that of our collaborator, Roche. Therefore, royalties to OSI should exceed $40 million.
Turning to Macugen, as Colin stated, our current sales levels are being significantly impacted by the off-label use of Avastin. With the launch of Lucentis, we expect Macugen sales to decline in the second half of 2006, relative to the first half. However, we are in the early stages of launching our strategy to position Macugen as the therapy of choice for long-term treatment of AMD after induction with other AMD treatment. We will assess the progress of this strategy and provide you with our view of 2006 sales levels for Macugen during our third-quarter earnings call. Therefore, at this time, we are not providing sales guidance for Macugen.
With respect to international sales of Macugen, Pfizer initiated their EU launch in June. We expect that international sales of Macugen may reach $20 to $25 million in the second half of 2006. Therefore, royalties to OSI from these sales will be less than $5 million.
With respect to total revenues, we are providing new guidance of approximately $400 million, assuming Macugen achieves in excess of $25 million in U.S. sales in Q4.
Before turning to the bottom line, here is an update on our expectations for some items important to understanding our 2006 adjusted financial results. Amortization related to the Macugen rights will be $18 million. Severance and retention related to the Eyetech integration is estimated at $7 million with $2 million expected in the second half of 2006. Facility restructuring charges are estimated at $3 million, and we will provide guidance on the expected impact to cost of goods sold from the Macugen inventory step-up during our third-quarter conference call, when we provide Macugen sales guidance. While we will not exclude equity-based compensation from adjusted results, we expect this amount to total $20 million for 2006.

Finally, in the early part in 2005, the Company stated that a key financial goal was to turn profitable, as measured by adjusted earnings, by the end of 2006, and we’ve worked diligently to achieve this goal. As we assess our current business outlook, we still believe profitability is achievable in Q4 if we are successful in the early stages of our Macugen positioning strategy and Macugen achieves in excess of 25 million in U.S. sales in Q4.
Thank you.
[A question and answer session followed Mr. Atieh’s presentation]